Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into October 15, 2008 by and between VAIL HOLDINGS, INC., a Colorado corporation (the “Company”), a wholly-owned subsidiary of VAIL RESORTS, INC., a Delaware corporation (“VRI”), and Stanley D. Brown (“Executive”).

The parties hereto agree as follows:

1.	Employment.

(a)    The Company hereby employs Executive to serve as President - Vail Resorts Hospitality on the terms and conditions set forth herein. In such capacity, Executive shall have the responsibilities normally associated with such position, subject to the direction and supervision of the Chief Executive Officer (the “CEO”).

(b)    Executive accepts employment hereunder and agrees that, during the term of Executive’s employment, Executive will observe and comply with the policies and rules of the Company and devote substantially all Executive’s time during normal business hours and best efforts to the performance of Executive’s duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of Executive’s ability.  Executive further agrees that, during the term of this Agreement, Executive will not, without the prior written consent of the CEO and the Board, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Executive’s personal services.  This restriction shall not preclude Executive from having passive investments, and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with Executive’s obligations hereunder), in any business or enterprise that is not in competition with any business or enterprise of the Company or any of its parents, subsidiaries or affiliates (collectively, the “Companies”).  This Agreement shall not limit Executive’s community or charitable activities so long as such activities do not impair or interfere with Executive’s performance of the services contemplated by this Agreement.

2.	Compensation.

For all services rendered by Executive to or on behalf of the Companies, the Company shall provide or cause to be provided to Executive, subject to making any and all withholdings and deductions required of the Company or its affiliates by law with all other income tax consequences being borne by Executive, the following:

(a)    Base Salary.  Executive shall receive a base salary of Three Hundred Thirty Five Thousand Dollars ($335,000) per year increasing, effective August 1, 2009, to Three Hundred Sixty-Five Thousand Dollars ($365,000) per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company, and net of mandatory time off deductions and other applicable withholding and deductions.  Executive’s Base Salary shall be reviewed annually by the CEO and the Compensation Committee of the Board (the “Compensation Committee”).  Any increases in such Base Salary shall be at the discretion of the Compensation Committee, after consultation with and upon recommendation of the CEO, and Executive acknowledges that the Compensation Committee is not obligated to grant any increases.  The Base Salary shall not be lowered during the term of this Agreement without Executive’s written consent.

 (b)    Vail Resorts Management Incentive Plan for Corporate Executives.  Executive shall be entitled to participate in the Management Incentive Plan for Corporate Executives (the “MIP”) on the same terms as may be applicable to other senior executives of the Company and subject to the terms of the MIP.  Under the MIP, Executive’s target annual bonus will be Fifty Percent (50%) of Executive’s Base Salary based upon Executive’s performance in light of objectives established by the CEO, and the Companies’ performance in light of objectives established by the Compensation Committee.  Any awards under the MIP are at the discretion of the Compensation Committee.

 (c)    Benefits; Paid Time Off. Executive shall be eligible to participate in the benefit plans and perks and on the same terms as may be extended generally to other senior executives of the Companies and to the extent Executive is eligible under the terms of the applicable plan.  Executive shall also receive Two Hundred Sixteen (216) hours of paid time off, which amount shall include hours for paid holidays, as well as be required to take such hours of mandatory-time-off in accordance with the Company’s policies and procedures.

(d)    Clubs and Other Privileges.  Executive shall, subject to applicable rules in effect from time to time, be entitled during the term of employment to the benefits of membership in such of the private clubs owned and operated by the Company as designated by the CEO from time to time  (collectively “Clubs”) as part of the Company’s quality evaluation program and subject to completion of bi-annual feedback surveys; provided that Executive shall not actually be a member of such Clubs and in no event shall Executive be entitled to any claim of reimbursement for any initiation or similar fees.  Executive shall be solely responsible for the payment of any and all charges incurred at such Clubs, but may utilize Executive’s annual allowance provided pursuant to Executive Perquisite Fund (as may be in effect from time to time) to pay such charges, excepting only the payment of regular dues, which Executive shall not be obligated to pay.  In addition, Executive shall receive all other benefits and perquisites on the same terms afforded from time to time to senior executives generally (e.g., season ski passes, executive perquisite fund).

(e)    Expense Reimbursement.  Executive shall have a travel and entertainment budget that is reasonable in light of Executive’s position and responsibilities and shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by Executive thereunder upon submission of appropriate documentation thereof in compliance with applicable Company policies.

 (f)    Legal Expenses.  The Company shall reimburse Executive’s reasonable documented legal fees and expenses (not to exceed $10,000) incurred in the review and negotiation of this Agreement.

3.	Term and Termination.

(a)    Term.  The effective date of this Agreement shall be October 15, 2008 (“Employment Commencement Date”).  Unless terminated earlier, the term of this Agreement shall be for the period commencing with the Employment Commencement Date and continuing through October 15, 2011 and shall thereafter be automatically renewed for successive one-year periods unless, no later than 60 days before the expiration of the then-current term, either Executive or the Company gives the other written notice of non-renewal, in which case this Agreement shall expire upon the conclusion of the then-current initial or renewal term.

(b)    Termination for Cause.  The Company may terminate this Agreement at any time for “Cause”.  For purposes of this Agreement, “Cause” shall mean (i) any conduct involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of the Company’s Code of Ethics and Business Conduct that has or reasonably could be expected to result in a detrimental impact on the reputation, goodwill or business position of any of the Companies; (iii) gross obstruction of business operations or illegal or disreputable conduct by Executive that impairs or reasonably could be expected to impair the reputation, goodwill or business position of any of the Companies, and any acts that violate any policy of the Company relating to discrimination or harassment; (iv) commission of a felony or a crime involving moral turpitude or the entrance of a plea of guilty or nolo contedere to a felony or a crime involving moral turpitude; or (v) any action involving a material breach of the terms of the Agreement including material inattention to or material neglect of duties.  In the event of a termination for Cause, Executive shall be entitled to receive only Executive’s then-current Base Salary through the date of such termination.  Further, Executive acknowledges that in the event of such a termination for Cause, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under the MIP or any other incentive compensation plan in which Executive is then participating.

(c)    Termination Without Cause.  The Company may terminate this Agreement at any time without Cause, by giving Executive written notice specifying the effective date of such termination.  In the event of a termination without Cause and provided that Executive and the Company execute (and, if applicable, thereafter not revoke) a written release in connection with such termination substantially in the form attached hereto as Annex I (the “Mutual Release”), Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the effective date of such termination, (ii) a pro-rated bonus for the portion of the Company’s fiscal year through the effective date of such termination, which pro-rated bonus shall be based on applying the level of achievement of the performance targets (with respect to both Executive and the Companies) to Executive’s target bonus for the year of such termination payable in a lump sum at the same time as bonuses are paid to the Company’s senior executives generally (the “Pro-Rated Bonus”), and (iii) twelve (12) months of Executive’s then current Base Salary payable in a lump sum.  For the purposes of this section, any written notice of non-renewal given by the Company pursuant to Section 3(a) of this Agreement shall be deemed termination without Cause.  Any payment to Executive made pursuant hereto shall be paid to Executive no later than the date that is two and a half months following the calendar year in which such termination without Cause occurs.

(d)    Termination By Executive For Good Reason.  Executive shall be entitled to terminate this Agreement at any time for “Good Reason” by giving the Company written notice of such termination.  For purposes of this Agreement, “Good Reason” shall mean (i) the Company has breached its obligations hereunder in any material respect, (ii) the Company has decreased Executive’s then current Base Salary, (iii) Executive is directed to relocate Executive’s principal office more than 50 miles from Interlocken Business Park without Executive’s consent, and/or (iv) the Company has effected a material diminution in Executive’s reporting responsibilities, authority, or duties as in effect immediately prior to such change; provided, however, that Executive shall not have the right to terminate this Agreement for Good Reason unless: (a) Executive has provided notice to the Company of any of the foregoing conditions within 90 days of the initial existence of the condition; (B) the Company has been given at least 30 days after receiving such notice to cure such condition; and (C) Executive actually terminates employment within six months following the initial existence of the condition.  In such event, provided that Executive and the Company have executed (and, if applicable, thereafter not revoked) the Mutual Release, Executive shall be entitled to receive (w) Executive’s then current Base Salary through the effective date of such termination, (x) a Pro-Rated Bonus, (y) twelve (12) months of Executive’s then current Base Salary payable in a lump sum.  Any payment to Executive made pursuant hereto shall be paid to Executive no later than the date that is two and a half months following the calendar year in which such termination for Good Reason occurs.

(e)    Termination By Executive Without Good Reason.  Executive may also terminate this Agreement at any time without Good Reason by giving the Company at least thirty (30) days’ prior written notice.  In such event, Executive shall be entitled to receive only Executive’s then-current Base Salary through the date of termination.  Further, Executive acknowledges that in the event of such a termination without Good Reason, Executive shall not be entitled to receive any bonus payment for the year of termination or subsequent years under the MIP or any other incentive compensation plan in which Executive is then participating.

 (f)    Termination Due To Disability.  In the event that Executive becomes “Totally and Permanently Disabled” (as reasonably determined by the Board acting in good faith), the Company shall have the right to terminate this Agreement upon written notice to Executive; provided, however, that in the event that Executive and the Company execute (and, if applicable, thereafter not revoke)  the Mutual Release, Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the date of such termination, (ii) a Pro-Rated Bonus, and (iii) Executive’s then-current Base Salary, net of short term disability payments remitted to Executive by the Company pursuant to the Company’s Short-Term Disability Plan, through the earlier of (y) the scheduled expiration date of this Agreement (but in no event less than twelve (12) months from the date of disability) or (z) the date on which Executive’s long-term disability insurance payments commence.

(g)    Termination Due To Death.  This Agreement shall be deemed automatically terminated upon the death of Executive.  In such event, provided Executive’s personal representative and the Company execute a release substantially in the form of the Mutual Release, Executive’s personal representative shall be entitled to receive (i) Executive’s then-current Base Salary through such date of termination, and (ii) a Pro-Rated Bonus.

(h)    Other Benefits.  Upon Executive’s termination pursuant to Sections 3(c) or (d), and, in the event that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, the Company agrees to pay Executive, in lump sum, one year’s COBRA premiums for continuation of health and dental coverage in existence at the time of such termination, as determined as of Executive’s date of termination. This payment will be remitted to Executive at the same time that Executive is paid pursuant to Sections 3(c) and (d).  Except as expressly set forth in this Section 3, Executive shall not be entitled to receive any compensation or other benefits in connection with the termination of Executive’s employment.

(i)    Termination in Connection with a Change in Control.  In the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason or notice by the Company of non-renewal of this Agreement, all within 365 days of a consummation of a Change in Control of VRI and provided that Executive and the Company execute (and, if applicable, thereafter not revoke) the Mutual Release, Executive shall be entitled to receive (i) Executive’s then-current Base Salary through the effective date of such termination or non-renewal, (ii) a Pro-Rated Bonus, (iii) a lump sum payment equal to twelve (12) months of Executive’s then current Base Salary plus an amount equal to the cash bonus paid to Executive in the prior calendar year, payable no later than the date that is two and a half months following the calendar year in which such termination or non-renewal occurs, and (iv) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards (including, but not limited to performance share options) held by Executive whether granted to Executive pursuant to this Agreement or otherwise.  For purposes of this Agreement, “Change in Control” shall mean an event or series of events by which:  (A)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of VRI entitled to vote for members of the Board or equivalent governing body of VRI on a fully-diluted basis; or (B) during any period of twenty four (24) consecutive months, a majority of the members of the Board or other equivalent governing body of VRI cease to be composed of individuals (1) who were members of that Board or equivalent governing body on the first day of such period, (2) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (3) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or (C) any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of VRI entitled to vote for members of the Board or equivalent governing body of VRI on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or (D)VRI sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).

(k)    Provisions of Agreement that Survive Termination.  No termination of this Agreement shall affect any of the rights and obligations of the parties hereto under Sections 4, 5, 6 and 7, and such rights and obligations shall survive such termination in accordance with the terms of such sections.

4.	Restrictive Covenants.

(a)    The provisions of this Section 4 shall apply for a period of one (1) year beginning with the date of termination of Executive’s employment hereunder for any reason.  During such period, Executive will not, without the prior written consent of the CEO, directly or indirectly, become associated, either as owner, employee, officer, director, independent contractor, agent, partner, advisor or in any other capacity calling for the rendition of personal services (“New Capacity”), with any individual, partnership, corporation, or other organization doing business in the State of Colorado (“New Enterprise”) whose business or enterprise is lodging or hospitality (“Competing Business”); provided, however, that the foregoing shall not preclude Executive from (i) engaging in such New Capacity where (A) such Competing Business account for less than 10% of the New Enterprise’s annual revenues and annual net income on both a historical or pro forma basis for its most recently completed fiscal year, or (B) Executive’s duties for the New Enterprise are not primarily related to the conduct of such Competing Business, or (ii) having passive investments in less than five percent (5%) of the outstanding capital stock of a competitive corporation that is listed on a national securities exchange or regularly traded in the over-the-counter market or that have been approved in writing by the CEO.  Executive acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of Colorado Revised Statutes § 8-2-113(2)(b) and that Executive is an executive or manager, or professional staff to an executive or manager, within the meaning of Colorado Revised Statutes § 8-2-113(2)(d).  Executive acknowledges that Executive has had a full and fair opportunity to consult with counsel of Executive’s own choosing concerning the meaning and legal effect of this Section 4(a).

(b)    Further, Executive covenants and agrees that, during Executive’s employment hereunder and for the period of one year thereafter, Executive will not, directly or indirectly, solicit for another business or enterprise, or otherwise interfere with the Company’s relationship with, any person who is a Grade 27 managerial or higher level employee of any of the Companies at the time of Executive’s termination.

(c)    Executive acknowledges that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in terms of duration, scope and geographic area; are necessary to protect the legitimate business interests of the Company; and are a material inducement to the Company to enter into this Agreement.

(d)    In the event Executive breaches any provision of Section 4, in addition to any other remedies that the Company may have at law or in equity, Executive shall promptly reimburse the Company for any severance payments received from, or payable by, the Company.  In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to Executive.

5.	Document Return; Resignations.

(a)    Upon termination of Executive’s employment hereunder for any reason, or upon the Company’s earlier request, Executive agrees that Executive shall promptly surrender to the Company all letters, papers, documents, instruments, records, books, products, data and work product stored on electronic storage media, and any other materials owned by any of the Companies or used by Executive in the performance of Executive’s duties under this Agreement.

(b)    Upon termination of Executive hereunder for any reason, Executive agrees that Executive shall be deemed to have resigned from all officer, director, management or board positions to which Executive may have been elected or appointed by reason of Executive’s employment or involvement with the Company, specifically including but not limited to the Board, the boards of any of the Companies and any other boards, districts, homeowner and/or industry associations in which Executive serves at the direction of the CEO (collectively, the “Associations”).  Executive agrees to promptly execute and deliver to the Company or its designee any other document, including without limitation a letter of resignation, reasonably requested by the Company to effectuate the purposes of this Section 5(b).  If the Company is unable, after reasonable effort, to secure Executive’s signature on any document that the Company deems to be necessary to effectuate the purposes of this Section 5(b), Executive hereby designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute, verify and submit to any appropriate third party any such document, which shall thereafter have the same legal force and effect as if executed by Executive.

6.	Confidentiality and Assignment of Intellectual Property.

(a)    During Executive’s employment with the Company, and at all times following the termination of Executive’s employment hereunder for any reason, Executive shall not use for Executive’s own benefit or for the benefit of any subsequent employer, or disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Companies or the Associations, other than as reasonably necessary to perform Executive’s duties under this Agreement.  As used herein, the term “confidential information” includes budgets, business plans, strategies, analyses of potential transactions, costs, personnel data, and other proprietary information of the Company that is not in the public domain.

(b)    For purposes of this Section 6(b), “Company Inventions” means all ideas, processes, trademarks and service marks, inventions, discoveries, and improvements to any of the foregoing, that Executive learns of, conceives, develops or creates alone or with others during Executive’s employment with the Company (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to: (i) the Company’s business, products or services; or (ii) work performed for the Company by Executive or any other Company employee, agent or contractor; or (iii) the use of the Company’s property or time; or (iv) access to the Company’s confidential information.  Executive hereby assigns to the Company Executive’s entire right, title and interest in all Company Inventions, which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection.  Executive also acknowledges that all original works of authorship that are made by Executive (solely or jointly with others), within the scope of Executive’s employment with the Company, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C.  §§ 101, et seq.).  To the extent that any such works, by operation of law, cannot be “works made for hire,” Executive hereby assigns to Company all right, title, and interest in and to such works and to any related copyrights.  Executive shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its sole discretion to be necessary to carry out the intentions of this paragraph.

7.	Non-Disparagement.

Following the termination of Executive’s employment hereunder for any reason, Executive agrees that Executive shall not make any statements disparaging of any of the Companies, their respective boards, their businesses, and the officers, directors, stockholders, or employees of any of the Companies or the Associations.  In response to inquiries from prospective employers, which shall be referred by Executive only to the Senior Vice President of Human Resources, the Company shall confirm only dates of employment, job title, and job responsibilities.  Subject to the terms of this Section 7, Executive, as appropriate, may respond truthfully to inquiries from prospective employers of Executive, and the Company and Executive may respond truthfully as may be required by any governmental or judicial body acting in its official capacity.

8.	Non-Assignability.

It is understood that this Agreement has been entered into personally by the parties.  Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that the Company may assign this Agreement to any parent, subsidiary, affiliate or successor corporation.

9.	Injunctive Relief.

The parties acknowledge that the remedy at law for any violation or threatened violation of Sections 4, 5, 6, 7 and/or 8 of this Agreement may be inadequate and that, accordingly, either party shall be entitled to injunctive relief in the event of such a violation or threatened violation without being required to post bond or other surety.  The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Agreement.

10.	Indemnification.

The Company agrees that it shall indemnify and hold harmless Executive in connection with legal proceedings seeking to impose liability on Executive in such Executive’s capacity as a director, officer or employee of the Companies to the fullest extent permitted under the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of VRI.  In furtherance thereof, the Company and Executive each agree to execute and deliver an Indemnification Agreement by and between the Company and Executive, attached hereto as Exhibit A and incorporated herein by reference, concurrently with the execution and delivery of this Agreement.  To the extent any provision set forth in the Indemnification Agreement is in conflict with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern.  Further, Executive shall be entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other senior executives of the Companies.

11.	Complete Agreement.

This Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between the Company and Executive.  Nothing herein is intended to limit any rights or duties Executive has under the terms of any applicable incentive compensation, benefit plan or other similar agreements.

12.	Disputes.

    All disputes relating to or arising from this Agreement and/or Executive’s employment with the Company shall be resolved, upon written request by either party, by final and binding arbitration by the Judicial Arbiter Group (“JAG”) in Denver, Colorado in accordance with the JAMS Streamlined Arbitration Rules and Procedures as in effect at the time of the arbitration.  The JAG arbitration fees shall be paid equally by the parties hereto.  Arbitration hereunder shall take place before one JAG arbitrator mutually agreed upon by the parties within 30 days of the written request for arbitration.  If the parties are unable or fail to agree upon the arbitrator within such time, the parties shall submit a request at the end of such period to JAG to select the arbitrator within 15 days thereafter.  The arbitration and determination rendered by the JAG arbitrator shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof (and such judgment enforced, if necessary, through judicial proceedings).  It is understood and agreed that the arbitrator shall be specifically empowered to designate and award any remedy available at law or in equity, including specific performance.  The arbitrator may award costs and expenses of the arbitration proceeding (including, without limitation, reasonable attorneys' fees) to the prevailing party.

13.	Amendments.

Any amendment to this Agreement shall be made only in writing and signed by each of the parties hereto.

14.	Governing Law.

The internal laws of the State of Colorado law shall govern the construction and enforcement of this Agreement.

15.	Notices.

Any notice required or authorized hereunder shall be deemed delivered when deposited, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

    Stanley D. Brown
    9044 Jason Court
    Boulder, CO 80303

    Vail Holdings, Inc.
    390 Interlocken Crescent
    Broomfield, Colorado  80021
    Attn:  General Counsel

16.	Code Section 409A.

    Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Executive’s employment with the Company, as a result of such termination, Executive would receive any payment that, absent the application of this Section 16 would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made prior to the date that is the earliest of (1) 6 months after the date of termination of Executive’s employment, (2) Executive’s death, or (3) such other date as will cause such payment not to be subject to such interest and additional tax.

17.	No Duty to Mitigate.

    Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

18.	Binding Effect.

    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

19.	Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

20.	Construction.

    Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate this Agreement’s terms and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against this Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

21.	Severability and Modification by Court.

    If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable.  To the extent that any such court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest extent allowed by law from unfair competition, unfair solicitation and/or the misuse or disclosure of its confidential information and records containing such information.

[Signature Page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of the date first written above.

VAIL HOLDINGS, INC.

By: /s/ Robert A. Katz

Name: Robert A. Katz

Title: Chief Executive Officer

EXECUTIVE:

/s/ Stanley D. Brown

Stanley D. Brown

Annex I

MUTUAL RELEASE

This mutual release (this “Release”) is entered into as of this _____________ day of _____________, 20___ (the “Release Date”) by Stanley D. Brown (“Employee”), on the one hand and Vail Holdings, Inc., (“VHI”) on the other hand.

1.    Reference is hereby made to Executive Employment Agreement, dated __________, 20__ (the “Executive Employment Agreement”) by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Employee and VHI.  Capitalized terms used but not defined herein have the meanings ascribed to them in Executive Employment Agreement.

2.    Employee, for him/herself, his/her spouse, heirs, executors, administrators, successors, and assigns, hereby releases and discharges VHI and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, that Employee or his/her spouse, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date.  Employee acknowledges and agrees that this Release is intended to and does cover, but is not limited to: (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and rescission periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment and/or Employee’s separation from VHI including, but not limited to, any claims in the nature of tort or contract claims, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, and/or breach of covenant of good faith and fair dealing.  The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release.  It is the intent of the parties that, by this Release, Employee is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred.  Employee accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

3.    VHI hereby releases and discharges Employee, his/her spouse, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, that VHI ever had or may have at any time through the Release Date.  VHI acknowledges and agrees that this Release is intended to and does cover, but is not limited to: (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee’s employment and/or Employee’s separation from VHI, and (ii) any claim for attorneys’ fees, costs, disbursements, or other like expenses.  The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release.  It is the intent of the parties that, by this Release, VHI is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred.  VHI accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

4.    This Release shall in no event (i) apply to any claim by either Employee or VHI arising from any breach by the other party of its obligations under Executive Employment Agreement occurring on or after the Release Date, (ii) waive Employee’s claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Employee’s employment under the terms of Executive Employment Agreement, or (iii) waive Employee’s right to indemnification under the by-laws of the Company.

5.    Enforceability of Release:

(a)	You acknowledge that you have been advised to consult with an attorney before signing this Release.

(b)
You acknowledge the adequacy and sufficiency of the consideration outlined in Executive Employment Agreement for your promises set forth in this Release and that the Company is not otherwise obligated to pay such sums.

(c)
You acknowledge that you have been offered at least twenty-one (21) days to consider this Release, that you have read Executive Employment Agreement and this Release, and understand its terms and significance, and that you have executed this Release and with full knowledge of its effect, after having carefully read and considered all terms of this Release and, if you have chosen to consult with an attorney, your attorney has fully explained all terms and their significance to you.

(d)
You hereby certify your understanding that you may revoke this Release, as it applies to you, within seven (7) days following execution of this Release and that this Release shall not become effective or enforceable until that revocation period has expired.  Any revocation should be sent, in writing, to Vail Resorts Management Company, 390 Interlocken Crescent, Suite 1000, Broomfield, Colorado  80021, Attn: Office of the General Counsel.  You also understand that, should you revoke this Release within the seven-day period, this Release, as it applies to you, would be voided in its entirety and the sums set forth in Executive Employment Agreement would not be paid or owed to you.

6.           This Mutual Release shall be effective as of the eighth day following the Release Date and only if executed by both parties.

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

STANLEY D. BROWN                                                                                                           VAIL HOLDINGS, INC.

_________________________________                                                                               By:_________________________________

Date:______________________________                                                                             Date:_______________________________